[KIRK} — Kirkland’s Second Quarter 2015 Earnings Call
Thursday, August 20, 2015 11:00 a.m. ET

Company Representatives

Jeff Black; SCR Partners; IR

Mike Madden; Kirkland’s, Inc.; President and CEO

Adam Holland; Kirkland’s, Inc.; VP and CFO

Analysts

Brad Thomas; KeyBanc Capital Markets

Neely Tamminga; Piper Jaffray & Co.

David McGee; SunTrust

Kristine Koerber; Barrington Research Associates, Inc.

Robin Murchison; Satuit Asset Management

Presentation

Operator: Good morning, and welcome to the Kirkland’s second quarter 2015 earnings conference call. (Operator Instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Jeff Black, of SCR Partners Investor Relations. Please go ahead, sir.

Jeff Black: Thank you. Good morning, and welcome to this Kirkland’s conference call to review the Company’s results for the second quarter of fiscal 2015. On the call this morning are Mike Madden, President and Chief Executive Officer; and Adam Holland, Vice President and Chief Financial Officer.

The results, as well as a notice of accessibility of this conference call on a listen-only basis over the internet, were released earlier this morning in a press release that has been covered by the financial media. Except for historical information discussed during this call, the statements made by company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on April 14th, 2015.

With that said, I will turn the call over to Mike Madden. Mike?

Mike Madden: Thanks, Jeff. Good morning, everybody.

The second quarter proved challenging in several respects. I’m very pleased that we’re able to deliver earnings within the guidance range, especially considering an unanticipated IT expense that impacted our earnings per share by $0.02.

Total sales increased at a double-digit rate with comps at the high end of our projection. Brick-and-mortar comp trends accelerated on a sequential basis, and ecommerce trends were again robust.

The online channel added 2% at consolidated comps, and over 70% of ecommerce revenue was fulfilled through in-store pickup during the second quarter. That was up from less than half last year and is having a positive impact on freight costs and profitability. Overall sales were driven by strong in-store conversion and a slight increase in the average ticket.

Earnings came in at the low end of our forecast range due to higher operating expenses. The key driver here was the IT expense we referenced in the release this morning. This $0.02 expense related to an isolated one-day event in late July that occurred when migrating data from our secondary credit switch server back to our primary server after having completed an upgrade on the primary.

During this migration process, the file containing the data from that particular day’s credit card sales was discarded due to differences between the servers. Due to strict security measures we have in place to protect customers against theft of personal information, the data needed to recreate the credit file had automatically been sanitized and suppressed, and it’s not recoverable.

This expense represents the amount of that particular day’s credit sales that we have been unable to collect. We have addressed this technical issue, and we’re exploring a number of avenues, including insurance, to recover some of these funds.

I want to stress that this was not a data breach in any way. No credit card or personal information has been misappropriated, and the incident did not impact any of our other processing systems, including our merchandise management systems. We’re confident the issue will not occur again.

While we are disappointed by this event, the operating results in the quarter otherwise reflected solid execution on many fronts. The hangover from the West Coast port slowdown complicated inventory flows. As we outlined on the last call, we used the quarter to clear some merchandise that carried over from the portfolio delays and impacted the promotional calendar in the first quarter. Yet there was only minimal impact on the merchandise margin outside of an unfavorable shrink comparison that benefitted last year.

Overall gross profit margin improved 28 basis points, thanks in large part to more favorable freight dynamics associated with the rise in in-store pickup for ecommerce. Inventory is current and in good shape to support the second-half sales plan, reflecting the expected buildup in our store count as well as growth in our seasonal categories.

Our priorities remain tied to four key pillars — optimizing our real estate growth, improving the ecommerce channel, increasing in-store productivity, and tightening our focus on capital allocation and return on investment.

We’re truly excited about the progress we’re making on real estate. We opened nine stores in the second quarter and have opened another seven thus far in the third quarter. The openings have been consistently strong.

We’ve made some important investments in people and analytics. And while we are playing some catch-up this year, these are already leading to better real estate selection and improvements in our grand opening process. The new class of stores is performing very well, and the pipeline is filling out.

We have completed our site selection for 2015 and are well into building out the 2016 class of new stores. The bigger short-term opportunity still resides in backfill opportunities created by vacancies from chain store closures and category consolidation.

However, importantly, we’re starting to see an increase in shopping center development projects. That could ultimately start to diminish some rent pressures.

We are on track to open 40 new stores in 2015 and close around 10 to 15 stores. We’ll also expand a handful of stores as we move through the second half, reinvesting in successful proven stores that are undersize.

The ecommerce business continues to build nicely. And profitability in the channel continues to improve. We’ve seen a significant lift in the number of ecommerce orders that are being picked up in stores. That’s benefitting freight costs and leading to big profitability gains. The average order size when an ecommerce order is picked up in a store is almost double an online purchase that is shipped to the home, and that’s another big positive.

At the same time, we’re making strides in merchandizing and marketing on the site. We’ve reduced the ecommerce SKU count by about 25% since last year, and the average order value was up 2% in the second quarter. We’re getting more out of the assortment.

And finally, we’re achieving closer alignment with stores for our ecommerce promotions. Conversion in the channel improved during the second quarter, and site traffic increased 40%.

On the brick-and-mortar side, we’re seeing some important opportunities to improve sales and profit. We’ve focused considerable attention to our core assortments over the last several years, and this has had positive ramifications across the chain. We’re starting to see momentum in our decorative accessories category, in addition to continued strength in wall décor.

We continue to focus more on the year-round seasonal shopper, not just holiday-specific. Examples during the second quarter include graduation, weddings, back-to-school, and storage and organization. We have big plans for our fall and seasonal offerings in the back half, Christmas seasonal offerings in the back half; and are off to a good start with our harvest assortment. Our merchandise presentation efforts are evolving nicely in support of these multiple statements.

Looking at the operations side in the stores — we’re piloting a new workforce management program in the second half that will not only provide immediate benefits in scheduling and regulatory compliance but will also lay the foundation for productivity gains in the stores. So we’ll keep you posted on that project.

And as we execute on our unit growth plan, we continue to evaluate and expand our supply chain capabilities. This year, we added a separate facility nearby our main distribution center in Jackson, Tennessee. Longer term, we are evaluating the more permanent solution of a second fully functional distribution center which will confer further benefits to the Company.

These future supply chain enhancements, coupled with the better tools to manage markdowns and promotional activity, will provide us with new ways to drive profit margin in the future beyond the considerable improvements we’ve made over the last few years. As we look longer term and beginning in earnest with our planning for 2016, our efforts to expand our store base through real estate growth, better utilize floor space in our existing stores, enhance our ecommerce capabilities and reinvigorate the brand development all provide exciting opportunities for our customers and our company.

Before turning it over to Adam I’d like to thank all of our employees for everything they do every day. We really appreciate their work. Thank you.

Adam?

Adam Holland: Thank you, Mike.

Net sales for the second quarter were up 11.4%, while comparable-store sales increased 6.7%. Brick-and-mortar comps were up 4.7%. This was driven by a 4% increase in transactions, which was comprised of an increased conversion, offset by slight decline in traffic. The number of items sold per transaction was up slightly, and the average unit retail price was flat to last year, which led to a small increase in the average ticket.

Ecommerce revenue was $7.7 million for the quarter. That’s a 38% increase over the prior-year quarter and accounted for approximately 6.7% of total sales during Q2. In the second quarter last year, ecommerce was 5.4% of total sales.

Comp sales trends in both our brick-and-mortar and ecommerce stores were positive throughout the quarter, but stronger in May and June. Of the nine new stores opened this quarter, most occurred in July, as we expected. We had some slippage in our construction schedules to close the quarter, but we have opened seven additional stores thus far in August, totaling 17 new stores so far this year. At the end of the quarter, we had 2.7 million square feet under lease, an 8% increase from the prior year. Average store size was also up 1%, to 7,572 square feet.

Second quarter gross profit margin increased 28 basis points, to 36.9%. Merchandise margin decreased 13 basis points, to 54%. As mentioned on our last call, we had an unfavorable comparison to last year’s physical inventory results, which accounted for most of the merchandise margin decline.

Moving on to the other components of gross profit margin — store occupancy costs decreased slightly as a percentage of net sales during the second quarter of 2015. Outbound freight costs, which include ecommerce shipping, decreased 51 basis points as a percentage of sales, primarily due to the continued shift to more in-store pickup sales from ecommerce, which represent a lower cost for us. As expected, central distribution costs increased 15 basis points, reflecting the addition of the new distribution facility in Jackson.

Operating expenses for the second quarter were 35.5% of sales. That was up approximately 163 basis points versus last year. Store-related expenses, such as payroll and marketing, provided leverage versus the prior-year quarter but were largely offset by the previously discussed IT expense.

Corporate-related expenses deleveraged during the quarter, driven by increases in payroll, professional fees, and rent related to our new corporate headquarters. Ecommerce-related operating expenses had a slight leverage compared to the prior-year quarter.

Depreciation and amortization increased 32 basis points as a percentage of sales, reflecting the increase in capital expenditures, including the implementation of major technology initiatives during the last several years. The tax rate for the quarter was 38.4%. Consistent with our previous guidance range, the net loss for the quarter was $0.13 per diluted share.

Moving to the balance sheet and the cash flow statement — at the end of the quarter, we had $49.1 million of cash on hand. And during the quarter, the Company paid a $1.50-per share special cash dividend, totaling approximately $26 million. We also repurchased 30,758 shares of common stock, for a total of $772,000, bringing us to a total of 105,504 shares, or $2.5 million, for an average price of $23.81 per share year to date. At the end of the quarter, we had approximately $22.7 million remaining available for future share repurchases.

Inventory was up 14.9% versus a year ago, which was in line with our expectation to support our expected sales increase for the third quarter, combined with a sizeable increase in new store-opening activity. At the end of the quarter, we had no long-term debt, and no borrowings were outstanding under our revolving line of credit. Through the end of the second quarter, cash used in operations was $10.2 million, reflecting our operating performance and increase in inventory. Capital expenditures were $10.8 million for the first half of 2015, primarily relating to new store openings, improvements to existing stores, as well as supply chain investments.

Turning to our guidance — as we look to the back half of the year, it’s important to recognize that we expect to open a large amount of stores in the third quarter and will get the full benefit for those openings in Q4. This higher level of activity will impact expense rate for the third quarter but will benefit both sales and expense leverage for the fourth quarter.

For the third quarter fiscal 2015, we expect total sales to be in a range of $130 million to $132 million, which reflects an increase in comparable-store sales of 3% to 4%; compared with net sales of $117.2 billion and comparable-store sales increase of 6.3% in the prior-year quarter.

Gross profit margin is anticipated to be modestly down compared to the prior-year period, primarily due to costs related to the addition of the new distribution facility. Operating expenses are expected to deleverage slightly during the quarter, stemming from higher store payroll and preopening expenses related to a compressed number of new store openings. As a result, earnings per share is expected to be in the range of $0.02 to $0.05 per diluted share. This compares with earnings of $0.07 per diluted share in the prior-year quarter.

Turning to the year — we expect to generate earnings per share of $1.16 to $1.23 excluding the $0.02-per-diluted share charge related to the retirement of the Company’s previous CEO incurred in the first quarter. This represents growth of 16% to 23% over 2014 without regard to share repurchases. The slight adjustment to the bottom end of the range reflects the impact of the unanticipated expense in the second quarter, assuming we were to hit the low end of our comparable-store sales guidance.

Our guidance continues to assume comparable-store sales in the range of 3% to 5% for the year as we face tougher comparisons. We’ve tightened the top end of our consolidated sales guidance to an increase of 11% to 12% from our prior range of 10% to 12% to account for more non-comp sales.

As Mike mentioned earlier, the new stores we have opened so far are performing well, and we are optimistic they will positively impact fourth quarter. We expect an improvement in our operating margin from a slight increase in gross profit margin and leverage on our operating expenses. This guidance assumes a 39% tax rate.

From a cash flow standpoint, we expect to generate positive cash flow in fiscal 2015 excluding the special cash dividend and our ongoing share repurchase plan. We do not anticipate any usage of our line of credit during the year, and capital expenditures are currently anticipated to range between $29 million and $31 million before [land-born] construction allowances, for new stores. These CapEx assumptions reflect the increase in store openings and distribution center enhancements.

Thanks. I will now turn the call back to Mike.

Mike Madden: Thanks, Adam. And we appreciate everybody taking the time to be on the call today. We’re now ready to take a few questions.

Questions and Answers

Operator: (Operator Instructions) Brad Thomas; KeyBanc Capital Markets.

Brad Thomas: Congratulations on the strong sales here and the nice momentum as we move into the back half of the year.

Wanted to ask about the store openings. That’s something that obviously affects the cadence that earnings flow during the course of this year. I was hoping maybe you could just provide a little bit more commentary maybe in terms of operating expense dollars or earnings per share, in terms of what the drag is that we’re seeing now from the earlier store openings, and what the benefit from these new stores might be as we move into the fourth quarter.

Mike Madden: Okay. Brad, it’s Mike.

It definitely does have an impact, particularly in a year where we’re really ramping up, as I mentioned, and trying to get our legs underneath us with real estate. And what you saw in the second quarter is we opened nine, which was a little behind what we had expected. So some of those kind of drug into August. And we have a big opening schedule planned for the third quarter. And that involves a lot of preopening activity that’s going to pile on in a short amount of time.

Now, our goal internally has been to not have a lot of opening activity going on during the heavy holiday weeks, which really crank up when you get into November. And we still anticipate that to be the case. So we’re going to have a lot of activity between now and the end of October, and not the full benefit from those stores being open for the entire quarter, which weighs on Q3’s earnings quite a bit.

And then, the flipside and the good news of this, is the openings we’ve had so far have been very strong. And should that continue, we’ll have — 38, I think is the number — 38 or so more stores, around 40 more stores, going into the fourth quarter than we had last year. So that growth should provide some leverage on the more fixed components of our P&L.

Adam, you want to add anything to that?

Adam Holland: Yes, the only other thing I’d say regarding the third quarter is the impact of that additional DC. You’re seeing the full effect of that in the third quarter. We saw a little bit of an impact in the second quarter of deleverage. You’ve got kind of a full three months comparison going against you in the third quarter. So that and the store expenses are weighing down our earnings. But both of those things are giving the capacity to hit your sales numbers in the fourth quarter.

Brad Thomas: Great.

And then, just if I could ask a follow-up on merchandise margins — that’s a line item that has been very strong for the last couple of years. I think this is the first quarter in a while that it has been down, admittedly against a difficult comparison. How are you thinking about merchandise margin as we move through the back half of the year?

Mike Madden: Well, we hadn’t expected a whole lot out of that this year to start with in our guidance. We’ve had a good run the last few years in the second quarter. We were also dealing with a shift in some promotional activity, which resulted in a little bit more promotional activity in the second quarter due to the calendar changes that were affected by the inventory flow issues in the first half. So that was part of the second quarter.

And as we go through, I still think we have the opportunity to have some modest increases there in the back half. And then, longer term, the benefits from the supply chain, and then additional tools on the planning side to better manage our markdowns in our promotions should give us even more upside to that particular line item going forward.

So we still feel very good about the assortment, so we have a good opportunity to beat those merch margin numbers, even though we’ve really had a good run on that line item that last three years.

Brad Thomas: Great, thank you so much. I’ll turn it over to someone else, thanks.

Operator: Neely Tamminga, Piper Jaffray.

Neely Tamminga: I just have a couple questions here.

Big picture — Mike, it sounds like these stores are doing really well for you guys when you open them up. So that’s great. As we kind of take a peek into next year, how should we be thinking? Should we be thinking about a comparable number of openings; maybe fewer closings? Or is there any sort of early view you can offer for us as we think about next year’s pattern and cadence, [given the] strength?

Mike Madden: Sure. I think we talked about that kind of 10% growth number, and that’s the way we’re looking at next year as we sit here today. And we’re planning for it. As I mentioned in my comments, we’ve already identified the stores for this year, but we’re well into preparations for next year.

I think the difference in next year — you’ll see more of these stores opening earlier, given that we’re filling the pipeline now. So you won’t see this compression that you’re seeing in Q2 and Q3, like this year, going into next. So that will help spread out the workflow a bit. And I think it’ll also help the earnings forecast a little bit more, too, so we have a little bit more visibility there.

Neely Tamminga: That’s helpful.

And then, couple housekeeping sort of questions on inventory D&A — one, remind us what we should be looking for, maybe D&A, in terms of dollars this year. And do you embed the D&A expense item; it’s broken out separately above your op income? Like do you embed that when you discuss your operating expenses? So just want to make sure that we’re (multiple speakers) —

Adam Holland: We typically — we break that out, Neely. And the depreciation has definitely gone up in the past, primarily due to our systems investments. New stores have played a piece in that.

I think what you’re going to see going forward, really starting at the end of this year and next year, you’re going to see more of that depreciation growth coming from our new store build-out. And the thing about that is that you’re getting sales immediately, even when you’re adding depreciation expense. Sometimes there’s a longer tail with investments in IT, and it takes a little bit longer to leverage those items.

But I think what you’ll see is the depreciation will increase a little bit more proportionally to store growth after this year.

Neely Tamminga: Okay. That’s helpful.

And then, just one other on inventory, if I may — absolutely appreciate that your inventories are up, because you’re opening up new stores. So I’m just wondering, could you maybe strip out what new stores accounted for in the inventory number and/or offer just inventory on a comp basis? That’s the housekeeping question.

And then, more philosophically — what I’m hearing you guy say, it sounds great that you’re actually improving the productivity of your online assortment in reducing the SKUs there, and that’s helping to improve probably just site time and conversion, and overall fulfillment and handling.

But I do believe longer term you have discussed the idea of going more to endless aisle and/or expanding the catalog from [some of your] vendors. Is that still on the docket? And how do we reconcile that with your reduced SKU assortment online? Thanks.

Mike Madden: Okay. Neely, it’s Mike. I’m going to take that ecommerce question, then Adam can handle inventory general question you had.

Yes, it’s still — in terms of expanding the assortment, we’ve talked a lot this year about tightening up, I guess, the SKU count and focusing on this in-store delivery, which — I think both of those things clearly have been beneficial when you look at the results. And we’re very pleased with that.

As we look to broaden the assortment, because we — just because we’re down now doesn’t mean that’s the way we intended for it to be. We have an ongoing project — and we think that we’ll have actual sales starting to emanate from that as we get to the end of the year — to deal with third-party vendors. And that’s the way we look at expanding the assortment online is engaging with other vendors that can ship directly from their fulfillment centers. And that will help to broaden the assortment in addition to the depth gains that we’ve had this year in our own fulfillment effort. So that is still a big part of the plan, and in the works. So that is an important strategy for us.

Neely Tamminga: And that’s a capital-light strategy, too, right? That’s how we should (multiple speakers) —

Mike Madden: Yes. I mean, we wouldn’t hold that inventory. So absolutely. It’s capital-light in terms of it’s not a huge project. It’s complicated, but it’s not a capital-intensive project. And once we get up and going, we won’t be carrying the inventory. And that’ll obviously be a better use of our capital and easier on our fulfillment effort.

Neely Tamminga: And on the inventory —

Mike Madden: And there was the inventory question I think you had.

Adam Holland: Yes, Neely. To answer your inventory question — yes, we were up 15%. You can account — half that increase was just from the total unit growth, which we were up about 7% just total units. And as Mike mentioned, we do have a lot of stores, an unusually high number of stores opening, during the quarter, in a period where we’re actually building the peak inventory. So there’s some more on hand than we would typically have for a new store opening, just because we’re about to go on a big seasonal selling period. But we feel comfortable with the levels.

And if you look at kind of the average store inventory at the end of Q2, excluding what’s held back in the DC, it’s up around 4%. And we’re very comfortable with that, given our sales guidance range.

Neely Tamminga: Excellent. Thanks, guys, keep crushing it.

Adam Holland: Thanks, Neely.

Operator: David McGee, SunTrust.

Unidentified Participant: This is actually Mitch in for David.

First, you originally hired a new VP of marketing. Could you discuss the recent learnings, and maybe some of the opportunities that you see on that front?

Mike Madden: Yes. Brad Wahl — he joined us back in March. And happy to have him here. He’s getting — he’s very busy in accumulating all that comes into our marketing effort, which is very involved. I mean, we have a lot of activity going on not only to support the brick-and-mortar but also the ecommerce business.

I think the big focus — and I’ve talked about this on calls in the past — we have a big opportunity in brand development. We are a relative unknown, I guess, compared to some of our competitors. And as we expand into other markets and become a larger company, the branding of the Company is going to carry a lot more weight and be a driver for us.

So a big part of his job and our job as a leadership team is to really begin to develop this brand in a way that we haven’t been able to yet. And that will be a very involved effort. And we want to couple that. And that’s to bring in new customers and acquire new people and make people aware of the strength of our brand.

And at the same time we’re doing that, there’s a big effort on retention. We have a loyalty program in place, and there’s a lot of learning there that we’re in the process of to better target those customers and get them back in the store more frequently.

So those are the two — that’s how we divide up the work in marketing right now. And those are the priorities for us, and we’ll have a lot more to say about those activities as we go forward.

David McGee: Thank you for that.

And then, second — you mentioned a high percentage of your customers pick up online orders in the store. Just curious — how much more upside do you see in that metric going forward?

Adam Holland: It’s a good question. I mean, we move pretty quickly. If you look at — I mentioned we’re over 70% now, and that was a little less than half last year. We have engineered that a bit ourselves by allowing the customer more flexibility in their fulfillment options. And they are taking advantage of it.

So we’ve kind of steered it, but the customer is also responding to it. How much more is that going to be? I mean, I think it can increase a little bit more. There’s always going to be the direct-to-home business that we’ll need to support. But we definitely prefer the in-store delivery, because it gets us another store visit. And we have evidence that once those customers go into the store, they’re spending more, and we’re ringing another transaction.

And not the mention the profitability impact it has, given that the shipping rides along with our existing store trucks. And that really reduces the expense to us.

David McGee: Great. Thank you very much.

Operator: (Operator Instructions) Kristine Koerber, Barrington Research Associates.

Kristine Koerber: First, with regards to the new store performance — you indicated obviously the new stores are performing well. But are you still seeing a slower ramp for newer stores in new markets?

Mike Madden: It’s a mix, Kristine. I mean, we’ve been very encouraged. We’ve opened some stores in the Midwest, in Michigan. And we’ve had extremely strong results. And that’s very encouraging, because we are going into markets that aren’t as dense and don’t have the presence. And so we’re seeing a fast ramp.

Now, maybe we’ll do even better in a couple years; I think we should. But the openings in both existing markets and new markets, at least in this year’s class, has been comparable and strong.

Kristine Koerber: Okay. That’s helpful.

And then, as far as the buy-online in-store pickup — are you seeing — is that bringing in new customers as well?

Mike Madden: I think for the most part, it’s an existing customer. But we’re reaching new people online constantly. And our site visits were up 40%. And we do a lot of work in the area of digital, paid advertising, that drives traffic to the site. And then, we’re no doubt picking up new customers through that. But I wouldn’t say that’s the reason we’ve designed this kind of shift to in-store deliveries. It’s more the customers responding that way.

I think as we continue to market the site and tie it in with what’s going on in the brick-and-mortar, we will bring new customers through all of that activity. But the important point right now is we’re getting more transactions out of it. We’re getting an in-store transaction typically, once we have that pickup occur.

Kristine Koerber: And what percentage of the SKUs can the customers pick up in stores? All the SKUs, at this point?

Mike Madden: Pretty much all. I mean, there are some maybe very small-ticket items that — we’ve pretty much made the SKUs available for whatever method of shipping the customer wants.

Kristine Koerber: Okay.

And then, can you just talk about customer traffic trends during the quarter? And you indicated in the release that trends were uneven, and they were uneven last quarter as well. (Technical difficulty) for promotional events, are consumers being more cautious, and what your read is on that.

Mike Madden: Some of your question broke up. I want to make sure — I think I got it.

The second quarter was very similar to the first is what I would say. I mean, we’re talking about a very slight decline, less than 1% for the year. And we’re seeing at the same time very strong conversion, some increase in the ticket, more of the business coming from the site. So there’s a lot of factors to take into account.

But I wouldn’t say anything in the second quarter traffic-related was really much different than what we saw in the first. It is pretty much a similar trend, although you have those ups and downs, which we mentioned in our comments.

Kristine Koerber: Okay.

And then, just lastly — you talk about the holiday lineup and the timing, the flow of (technical difficulty) this year versus last year?

Mike Madden: In terms of merchandising?

Kristine Koerber: Yes, merchandizing.

Mike Madden: Yes. So obviously, a big part of our assortment in the third and fourth quarter is seasonally driven. We have a harvest and Halloween presence throughout Q3. And then, toward the end of Q3, we also start rolling in our Christmas seasonal, which is a big part of the business. Both of those categories are very important. And we feel good about those assortments coming into the selling period.

We highlighted in the remarks that our harvest is off to a pretty good start; it’s still early. But that is a good indicator, typically, of the entirety of the seasonal assortment and what we might be able to achieve.

So certainly, if you went in the stores today, you’d see a fall presence starting to show. And then, as we work into kind of the latter part of September, you’ll start to see the winter and Christmas holiday product start to come in and have a big presence as well.

Kristine Koerber: Right, thank you.

Operator: Robin Murchison, Satuit Asset Management.

Robin Murchison: Got couple questions here. And first, let me say I’ve seen the harvest; I think it looks — I do think it looks great. I think it looks fresh, and doing a good job there.

So my first question is — I was in the 100 Oak stores recently. Did that prototype — are you experimenting with that sort — looked like the line of sight in some of the categories had shifted. The artwork was on one side of the wall and moved over to the other side. And maybe I just haven’t been in that store for a long time, but it appeared to be more open. And like I said, the line of sight looked fresher and more open to me. That’s my first question.

Adam Holland: Well, I mean, in that particular store, I don’t think we’ve done a whole lot to change the layout. But I will say — and you mentioned lines of sight — that’s very important to us right now. And we are experimenting in some other stores. And one of the things we really want to do is have a — when you’re walking into the store, or even outside the store — because we’re off-mall almost 100% now — when you’re outside that store, we want you to see in.

It’s important for us to have a presence and a — you know what we stand for when you’re walking up. And that openness and a little more lightening, and a little fresher feel, kind of all goes into the construction of the store. And these new stores, I think, feel a lot more open and accessible, and nice and inviting, than maybe some of our earlier iterations. So I’m happy about what we’re doing there.

We’re also — gotten a lot better about measuring the results in fixtures and presentations that we pull together. We’re doing some really analytical work on that in terms of understanding how much space and how much business is being driven out of that space. So we are moving some things around and trying to make sure that we can fill that floor with even more product based on the architectural layout of each individual store.

So our presentation team spent a lot of time on that. And you may be seeing some of that moving around here locally, because we obviously spend a lot of time in these local stores trying things. So I’m glad you’re noticing it.

Robin Murchison: Yes. It looked like the furniture was making a bigger furniture statement, instead of being sort of scattered. At any rate, I’m sure you’re (multiple speakers) —

Adam Holland: On the furniture, I’ll just — since you brought it up — one of the things we’ve been able to do with a little bit bigger store is we’ve actually pulled the furniture into more of a shop. And to your point, it’s not just scattered around the store; it’s featured in a way where you know that’s a key category for us. And you know what our offering is. So that’s definitely been something that we’ve done over the last year.

Robin Murchison: Thanks, Adam.

So second question — in terms of holiday and buying — not buying — I’m sure you’ve already got that all put to bed and planned — did you buy in similar depth as to last year? I mean, it seems like, last year, that you almost ran out of stuff too quickly. And I’m talking not harvest, but Thanksgiving, Christmas, holiday. And I just wondered how you were thinking about planning your buys this year. Thanks.

Adam Holland: Right.

Robin Murchison: That’s all.

Adam Holland: Well, I mean, overall, I would say harvest is bought up a little bit, Halloween down a little bit, Christmas up a little bit. So that’s kind of the way we approached it. And I think one of the reasons is we did also notice, in some of the key items in those seasonal assortments, that we did wish we had a little more stock last year. So we did identify some areas and some items in there that we bought heavier.

Robin Murchison: Thanks, guys. Good luck.

Mike Madden: Thank you.

Adam Holland: Thanks, Robin.

Operator: And this will conclude our question-and-answer session. I would like to turn the conference back over to Mike Madden for any closing remarks.

Mike Madden: Once again, thank you, everybody, for being on the call. And we look forward to talking with you next quarter. Thank you.

Operator: Ladies and gentlemen, the conference has now concluded. We thank you for attending today’s presentation. You may now disconnect.